Exhibit 99.1

For Immediate Release
February 23, 2006

Press Release	Contact:
Ida Kane, SVP & CFO
801-816-6918
ida.kane@investools.com

Paul Helbling, SVP & CAO
281-588-9732
paul.helbling@investools.com

INVESTools Reports Record Fourth Quarter and 2005 Adjusted EBITDA of $11.3 and $27.8 Million on Sales Transaction Volume of $50.0 and $176.2 Million

SALT LAKE CITY – February 23, 2006 – INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced record results for the quarter and year ended December 31, 2005.

Highlights of the periods included:

•                  Revenue of $36.8 Million for the Fourth Quarter and $138.6 Million for Fiscal Year 2005

•                  Record Sales Transaction Volume of $50.0 Million for the Fourth Quarter and $176.2 Million for Fiscal Year 2005

•                  Net Loss of $4.2 Million for the Fourth Quarter and $15.7 Million Loss for Fiscal Year 2005

•                  Record Adjusted EBITDA of $11.3 Million for the Fourth Quarter and $27.8 Million for Fiscal Year 2005

“We are pleased to report record fourth quarter and fiscal year 2005 results for our shareholders. Market acceptance of the INVESTools brand has increased margins on an adjusted basis to over 20% for the quarter and cash and cash equivalents grew to $33.4 million at year end demonstrating the strength of our operations,” said Lee K. Barba, Chairman and CEO. “As a result we continue to expand and accelerate the investment in our growth strategies for 2006—particularly our online initiatives—and in the scalability of our infrastructure.”

“The introduction during the fourth quarter of our new Web site, www.investools.com, and the online 5 Step Investing Formula and Currency Trader courses gained student acceptance ahead of expectations and we have begun direct online sales to prospective students in the first quarter of 2006 to complement our offline sales and fulfillment leadership. With the recent announcement of our relationship with Yahoo! Finance, which will begin testing later in the year, INVESTools continues to open new online distribution channels with industry leaders to attract highly qualified students seeking sophisticated expertise and access to financial markets through investor education.”

Revenues increased 43 percent to $138.6 million in 2005 from $97.2 million in 2004, based on a 44 percent growth in underlying sales transaction volume to $176.2 million in 2005 compared with $122.6 million in 2004. Sales transaction volume, a non-GAAP financial measure, represents sales generated in a particular period before the impact of recognition of deferred revenue from prior periods and the deferral of current period sales. Please refer to the reconciliation of total revenue to sales transaction volume below for further discussion of the relevance of this measure.

Net loss in 2005 totaled $15.7 million, or $0.35 per share, compared to a net loss of $11.7 million, or $0.26 per share in 2004. The net loss in the year was impacted significantly by the net increase of $37.0 million of deferred revenue, which will be recognized in future periods. The net increase in deferred revenue resulted from increased sales of continuing education products, primarily the Master Investor Program, the Program of High Distinction, Active Investing Series, and during the fourth quarter, the

Company’s new online courses. The majority of costs associated with this revenue are expensed as incurred at the time of the sale. Offsetting this deferral of current period sales transaction volume was deferred revenue from sales transaction volume in prior periods, a portion of which was fulfilled and recognized as revenue.

Adjusted EBITDA increased 62 percent to $27.8 million in 2005 from $17.2 million in 2004. As a percentage of sales transaction volume, adjusted EBITDA, increased to 16 percent in 2005, up from 14 percent in 2004. The Company believes that adjusted EBITDA, a non-GAAP financial measure, is an important measure of financial performance because it increases the comparability of operating performance between periods. This is caused primarily by the impact of accounting for costs associated with deferred revenue, as the majority of such costs are expensed as incurred at the time of the sale. Please refer to the reconciliation of net income/loss to adjusted EBITDA below for further discussion and a calculation of this measure.

Sales transaction volume generated during the fourth quarter ended December 31, 2005, increased 37 percent to $50.0 million compared to $36.4 million for the same period a year earlier. This increase in sales transaction volume resulted in a 48 percent increase in revenues for the fourth quarter to $36.8 million from $24.9 million for the same period a year ago. On a sequential basis, revenue for the fourth quarter of 2005 decreased slightly to $36.8 million from $37.0 million in the third quarter of 2005. Sales transaction volume generated during the fourth quarter of 2005 increased 30 percent to $50.0 million from $38.5 million in the third quarter of 2005 reflecting continued growth of sales of the INVESTools brand and a return to a higher volume through the Company’s co-marketing channels

Net loss in the fourth quarter totaled $4.2 million, or $0.09 per share, compared to a net loss of $6.7 million, or $0.15 per share in the fourth quarter of 2004 and a net income of $4.0 million, or $0.09 per share in the third quarter of 2005. The increase in net loss in the quarter was driven primarily by an increase in sales transaction volume compared to the prior quarter and the related impact on net change in deferred revenue.  Changes to the increase in deferred revenue in future periods will continue to have an impact on our operating results. Accordingly, the Company feels that adjusted EBITDA is a relevant measure of operating performance from a comparability standpoint. This net increase in deferred revenue resulted from $38.1 million, or 76 percent, of sales transaction volume in the quarter being deferred for recognition in future periods even as the majority of costs associated with such revenue were expensed as incurred at the time of the sale.

Adjusted EBITDA was $11.3 million in the fourth quarter, up 92 percent from $5.9 million in the same quarter a year ago and up 64 percent sequentially from $6.9 million in the third quarter on 30 percent higher sales transaction volume. As a percentage of sales transaction volume, adjusted EBITDA increased to 23 percent in the fourth quarter of 2005, up from 16 percent in the prior year quarter, and up from 18 percent in the third quarter of 2005.

Additions to deferred revenue approximated 76 percent of sales transaction volume during the quarter, therefore, additions to deferred revenue in the quarter increased proportionately to $38.1 million from $26.2 million in the third quarter of 2005. Concurrently, deferred revenue recognized into income, which approximated 39 percent of beginning deferred revenue balances during the fourth quarter, increased to $25.1 million from $24.8 million in the third quarter of 2005 consistent with the increasing balance in deferred revenue. These trends widened the net increase in deferred revenue to $13.2 million in the fourth quarter from $1.5 million in the third quarter.

Cost of revenue in the fourth quarter held constant at 47 percent of sales transaction volume, increasing to $23.3 million from $18.3 million in the third quarter of 2005. The Company did experience an increase in the percentage of graduates from its partner branded events compared to the previous quarter, resulting in an increase in partner commission expense during the quarter. Partially offsetting the increase in partner commission expense as a percentage of sales transaction volume, the Company realized savings in payroll costs related to fulfillment areas. During the quarter, upsell rates improved to 31 percent from 30 percent in the prior quarter generating a higher percentage of higher margin continuing education sales which also contributed to cost of revenue remaining flat compared to the prior quarter.

Selling expense in the fourth quarter of $10.0 million was up slightly compared to the preceding quarter level of $9.4 million reflecting the Company’s continuing emphasis on marketing under the INVESTools brand.

General and administrative expense in the fourth quarter held constant at 14 percent of sales transaction volume, increasing to $6.8 million from $5.4 million, in the third quarter of 2005. Primarily contributing to the increase in expense were year end accounting fees, compensation expenses, Sarbanes Oxley Section 404 compliance expenses and other professional fees.

During the fourth quarter of 2005, the Company graduated approximately 15,900 students. Through December 31, 2005, the Company’s graduate base increased to approximately 209,000 students from its investor education programs. Active subscribers to its Online Investor ToolboxTM and Prophet.Net websites increased to 68,000. The increase relates primarily to the higher volume but lower price point of Success Magazine graduates from the second quarter of 2005 that renewed at substantially lower rates than the Company’s other channels. Subscription retention rates for channels other than Success Magazine continue to exceed 65 percent.

As of December 31, 2005, the Company had cash, cash equivalents (including restricted cash) and marketable securities of $33.4 million, compared to $25.5 million at September 30, 2005. During the fourth quarter, the Company used $3.1 million for investments related to technology projects and for computer related equipment. The Company did not acquire any common stock during the fourth quarter pursuant to its stock repurchase program. To date, the Company has repurchased 1.4 million shares at a cost of $3.6 million under this program.

Explanation of Non-GAAP Information

The Company believes that sales transaction volume before changes in deferred revenue is an important measure of business volume. It is consistent with the amount of cash receipts from selling activities in the period and with the majority of the components of cost of revenue. The table below provides a reconciliation of sales transaction volume to total revenue for the periods indicated:

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2005	2005	2005	2005	2004	2004

Sales Transaction Volume	$50.0	$38.5	$45.7	$41.9	$36.3	$30.2
Change in Deferred Revenue	$(13.2)	$(1.5)	$(11.5)	$(11.3)	$(11.4)	$(6.3)
Total Revenue	$36.8	$37.0	$34.2	$30.6	$24.9	$23.9

The Company believes that adjusted EBITDA as shown in the table below is a valuable representation of operating performance given the impact of accounting for deferred revenue and for costs associated with deferred revenue. The table below provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated:

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2005	2005	2005	2005	2004	2004

Net Income/(Loss)	$(4.2)	$4.0	$(6.3)	$(9.3)	$(6.7)	$(3.2)

Depreciation and Amortization	$0.9	$0.7	$0.7	$0.5	$0.4	$0.2
Other Non-Cash Items	$1.8	$0.6	$0.8	$0.6	$1.2	$0.5
Net Change in Deferred Revenue	$12.8	$1.6	$11.6	$11.0	$11.0	$6.1
Adjusted EBITDA	$11.3	$6.9	$6.8	$2.8	$5.9	$3.6

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used generally as a substitute for revenue, net income (loss) or other GAAP operating measurements.

Conference Call Information

A conference call to discuss the financial results is scheduled for 10:00 a.m. Eastern today. The live call is being webcast by CCBN and will be available through INVESTools’ corporate website at www.investools.com in the Investor Relations section under Webcasts and Presentations.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours following completion of the live call.

About INVESTools Inc.

INVESTools offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats, including instructor-led online courses, in-person workshops, “at home” study programs, one-on-one coaching sessions and telephone, live-chat and email support. Approximately 209,000 investors around the world have graduated from INVESTools’ investor education programs. Log on to http://www.investools.com to learn more about the INVESTools Method™ — one of the most widely recognized, adopted and endorsed approaches to investor education.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements. Because these statements reflect the Company’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the success of brand development efforts and strategic alliances; demand for the Company’s products and services; the ability to compete effectively and adjust to changing market conditions; inability to protect the Company’s proprietary technology; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; the potential for intellectual property infringement, warranty, product liability, and other claims; the uncertainties associated with governmental regulation; the outcome of pending litigation and other factors detailed from time to time in the SEC reports of INVESTools Inc. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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INVESTools Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,466	$10,736
Marketable securities	16,871	13,840
Accounts receivable, net	3,353	2,194
Current portion of restricted cash	4,722	384
Other current assets	3,133	2,493
Total current assets	39,545	29,647

Long-term restricted cash	366	1,876
Goodwill	18,085	14,315
Intangibles, net	5,199	2,152
Furniture, fixtures and equipment, net	8,890	1,574
Other long-term assets	614	214
Total assets	$72,699	$49,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of deferred revenue	$68,215	$31,957
Current portion of capital lease obligations	125	—
Accounts payable	3,210	4,994
Accrued payroll	3,522	2,178
Accrued tax liabilities	7,359	5,103
Other current liabilities	4,193	4,273
Total current liabilities	86,624	48,505

Long-term liabilities:
Other accrued liabilities	—	84
Long-term portion of capital lease obligations	513	—
Long-term deferred revenue	9,301	8,421
Total liabilities	96,438	57,010

Stockholders’ deficit:
Common stock	447	449
Additional paid-in capital	131,162	129,097
Accumulated other comprehensive loss	(116)	(32)
Deferred stock compensation	(3,742)	(998)
Accumulated deficit	(151,490)	(135,748)
Total stockholders’ deficit	(23,739)	(7,232)
Total liabilities and stockholders’ deficit	$72,699	$49,778

INVESTools Inc. and Subsidiaries

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenue	$36,817	$24,920	$138,621	$97,169
Costs and expenses:
Cost of revenue	23,317	20,936	92,161	65,659
Selling expense	10,003	5,756	37,332	24,493
General and administrative expense	6,780	4,376	24,182	17,843
Special Charges	1,019	681	1,077	1,084
Total costs and expenses	41,119	31,749	154,752	109,079
Loss from operations	(4,302)	(6,829)	(16,131)	(11,910)
Other income:
Gain (loss) on sale of assets	—	2	(93)	(77)
Interest income and other, net	199	116	596	268
Total other income	199	118	503	191
Net loss before income taxes	(4,103)	(6,711)	(15,628)	(11,719)
Income tax expense	114	5	114	8
Net loss	$(4,217)	$(6,716)	$(15,742)	$(11,727)

Net loss per common share - basic and diluted	$(0.09)	$(0.15)	$(0.35)	$(0.26)
Basic and diluted weighted average shares outstanding	44,747	44,958	44,933	45,045

INVESTools Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

	Quarters Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(4,217)	$(6,716)	$(15,742)	$(11,727)
Depreciation and amortization	900	351	2,714	960
Stock compensation expense	174	87	576	290
Deferred tax expense	114	—	114	—
Loss on sale of assets	—	—	93	79
Provision for bad debt	3	3	54	3
Provision for inventory reserve	123	171	123	171
Provision for sales reserve	389	425	1,882	1,652
Impairment of internally capitalized software	1,000	486	1,000	486
Changes in operating assets and liabilities, net of effect of acquired businesses:
Accounts receivable	180	102	(995)	(1,525)
Restricted cash	367	(40)	369	(384)
Other current assets	(322)	255	(1,085)	(2,273)
Accounts payable	(1,049)	(286)	(1,894)	2,610
Deferred revenue	12,800	11,084	37,001	25,290
Accrued payroll	122	(155)	1,266	425
Other current liabilities	87	944	(2,824)	382
Accrued tax liabilities	1,159	370	2,256	1,062
Net cash provided by operating activities	11,830	7,081	24,908	17,501

Cash flows from investing activities:
Purchases of marketable securities	(8,200)	(5,834)	(10,836)	(16,776)
Proceeds from the sale and maturities of securities	1,600	1,600	7,735	10,731
Proceeds from sale of equipment	—	—	40	—
Purchases of furniture, fixture and equipment	(3,057)	(672)	(8,823)	(1,458)
Cash paid in business acquisition, net of cash received	—	—	(7,777)	(62)
Net cash used by investing activities	(9,657)	(4,906)	(19,661)	(7,565)

Cash flows from financing activities:
Payments on notes payable / capital lease obligation	(26)	1	(66)	(253)
Changes in long-term restricted cash	25	(7)	(3,194)	(1,513)
Repurchase of stock	(404)	(715)	(1,394)	(2,213)
Exercise of stock options	10	132	137	321
Net cash used by financing activities	(395)	(589)	(4,517)	(3,658)

Increase in cash and cash equivalents	1,778	1,586	730	6,278
Cash and cash equivalents
Beginning of period	9,688	9,150	10,736	4,458
End of period	$11,466	$10,736	$11,466	$10,736